Exhibit 99.1

HireQuest, Inc. Announces the Closing of the MRINetwork Acquisition

GOOSE CREEK, South Carolina – December 12, 2022 – HireQuest, Inc. (Nasdaq: HQI), a national franchisor of direct dispatch, executive search, and commercial staffing services, today announced that it has completed the previously disclosed acquisition of certain assets of MRINetwork, (“MRI”) (mrinetwork.com), the third-largest executive recruiting network in the world, headquartered in Delray Beach, Florida. MRI brings an additional franchise offering for executive search and its 232 franchise offices in the U.S. and internationally give HireQuest immediate scale in the segment.

Richmond, Virginia-based Transact Capital Securities, LLC served as financial advisor to MRINetwork.

About HireQuest

HireQuest, Inc. is a nationwide franchisor of direct dispatch, executive search, and commercial staffing solutions for HireQuest Direct, HireQuest, Snelling, Link, and Northbound Executive Search franchised offices across the United States. Through its national network of over 225 franchisee-owned offices in more than 38 states and the District of Columbia, HireQuest provides employment for approximately 75,000 individuals annually that work for thousands of customers in numerous industries including construction, light industrial, manufacturing, hospitality, clerical, medical, travel, financial services, and event services. For more information, visit www.hirequest.com.

Important Cautions Regarding Forward-Looking Statements

This news release includes, and the company’s officers and other representatives may sometimes make or provide certain estimates and other forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act, including, among others, statements with respect to future economic conditions; future revenue or sales and the growth thereof; operating results; anticipated benefits of the combination of HQI and MRI’s assets; the transition of MRI’s franchisees to HQI’s systems, effects of expanded scale or offerings, or the status of integration of MRI’s operations. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods. While the company believes these statements are accurate, forward-looking statements are not historical facts and are inherently uncertain. The company cannot assure you that these expectations will occur, and its actual results may be significantly different because of various risks and uncertainties discussed in the “Risk Factors” section and elsewhere in the company’s most recent Annual Report on Form 10-K and subsequent filings with the SEC. Any forward-looking statement made by the company or its management in this news release is based only on information currently available to the company and speaks only as of the date on which it is made. The company and its management disclaim any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time, based on the occurrence of future events, the receipt of new information, or otherwise, except as required by law.

Company Contact:                                                  Investor Relations Contact:

HireQuest, Inc.                                                          IMS Investor Relations

David Hartley, VP of Corporate Development         John Nesbett/Jennifer Belodeau

(800) 835-6755                                                         (203) 972-9200

Email: cdhartley@hirequest.com                              Email: hirequest@imsinvestorrelations.com